EXHIBIT 4 (z)


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                                                                 October 7, 1998

Mr. Shahrokh "Shawn" Sedaghat
1715 Green Acres Drive
Beverly Hills, CA 90210

                      Re: Digital LAVA Inc. (the "Company")

Dear Mr. Sedaghat:

     This letter confirms the agreement of Shahrokh "Shawn" Sedaghat ("Mr. Sedaghat"), Shapour and Parvindokht Sedaghat ("S&P") and Andreas Iseli ("Andreas"; collectively with Mr. Sedaghat and S&P, the "Lenders") to waive, subject to the terms and conditions set forth herein, existing defaults and extend the maturity date arising under certain promissory notes of the Company and to accept the Company's recapitalization offer as reflected in its letter to certain lenders of the Company dated July 16, 1998, a true and correct copy of which is attached hereto as Exhibit A (the "Recapitalization Letter"), subject only to modification as provided herein.

     As you know, the Company currently has the following outstanding obligations to the Lenders represented by three promissory notes (the "Notes"):

Lender                        Amt.                          Date of Loan                  Maturity Date
Mr. Sedaghat                  $150,000                      7/28/97                       7/28/98
S&P                           $150,000                      7/28/97                       7/28/98
Andreas                       $ 25,000                      7/28/97                       7/28/98

     In connection with the loans represented by the Notes, the Company also issued to the Lenders warrants (the "Warrants") to purchase shares of Common Stock of the Company (the "Common Stock"), as follows:

Lender           No. Warrants Originally         Current               No. Warrants after         Current Exercise
                 Issued                          Exercise Price*       anti-dilution              Price after anti-
                                                                       adjustments to date        dilution
                                                                                                  adjustments
Sedaghat         150,000**                       $.87                  159,956                    $.8159
S&P              150,000                         $.87                  159,956                    $.8159
Andreas           25,000                         $.87                   26,660                    $.8159

* The Warrants had an original exercise price of $.97 per share, which was reduced to $.87 per share upon the Company's election to extend the maturity date of the loans represented by the Notes from 1/28/98 to 7/28/98.

** Does not include 24,375 finders' warrants originally issued to Mr. Sedaghat (currently 25,993 Warrants with an exercise price of $.8159) (the "Finders' Warrants").


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     In consideration for the Lenders' waiver of their current rights to acceleration under the Notes and to extend their maturity date, and for the relinquishment by Mr. Sedaghat and the other Lenders of their rights as an "observer" to meetings of the Company's Board of Directors ("Board Visitation Rights"), as provided in a letter to Mr. Sedaghat from the Company dated as of July 28, 1997 (the "Observer Letter") and in the Subscription Agreement between the Company and the Investors dated as of July 28, 1997 (the "Subscription Agreement"), we have agreed as follows:

1. The Lenders accept the offer of the Company provided in the Recapitalization Letter, as modified herein: upon the consummation of the contemplated initial public offering of the Company's securities ("IPO") and the repayment of 50% of the outstanding principal amount of the Notes, the Lenders will cancel the balance of the outstanding principal interest under the Notes and all accrued interest thereon and will surrender all of their warrants (excluding Mr. Sedahgat's Finder's Warrants and the Warrants granted to Mr. Sedaghat and/or his designees pursuant to this Agreement), in exchange for that number of shares of Common Stock (the offering of such shares having been duly registered under the Securities Act of 1933, as amended, and subject to a lock-up agreement to be entered into by the other "Unsecured Bridge Lenders" as defined below, the Secured Lender, and the officers and directors of the Company having a lock-up period no longer than the lock-up period to which the foregoing referenced persons are subject) with a dollar value equal to 225% (the "Exchange Percentage") of the entire principal amount of each Lender's Note, valued at the price of the Company's Common Stock at the IPO. For example, assuming the price of the Company's Common Stock in the IPO is $7.50 per share, the Company will provide Mr. Sedaghat concurrently with the consummation of the IPO $75,000 in cash and 45,000 shares of Common Stock (on a post-reverse split basis). The foregoing recapitalization proposal is referred to herein as the "Recapitalization Offer." The Recapitalization Letter provided for an Exchange Percentage of 175%; after negotiations with several other lenders to the Company, it was increased to 200% for all unsecured bridge lenders to the Company with loans to the Company aggregating $3,019,500 principal amount (collectively the "Unsecured Bridge Lenders"), including the Lenders. The Lenders acknowledge that the increase of the Exchange Percentage to 225% is for the benefit of all of the Unsecured Bridge Lenders who accept the Recapitalization Offer.

2. The Company has agreed to retain Mr. Sedaghat as a consultant to provide advice on general corporate matters commencing October 1, 1998, at an annual rate of $100,000, payable monthly at a rate of $8,333.34, with the payments to be accrued and deferred until the earliest of (i) 1/1/99, (ii) the termination or abandonment of the IPO, (iii) the successful consummation of the IPO, or (iv) upon the Company's breach of any of the covenants set forth in Section 5 of this letter agreement.

3. In connection with Mr. Sedaghat's consultancy, the Company will also issue to Mr. Sedaghat and/or his designees upon the consummation of the IPO, 20,000 warrants ("Consultant's Warrants") to purchase Common Stock (on a post-reverse-split basis) at an


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exercise price equal to 90% of the IPO price of the Common Stock (currently contemplated to be $7.50, so the exercise price would be $6.75 per share). The Consultant's Warrants will not be exercisable for a period of one year from the date of issuance and will expire on the seventh anniversary of the date of issue. The Company will give Mr. Sedaghat unlimited piggyback and two demand registration rights with respect to the shares of Common Stock issuable upon exercise of the Consultant's Warrants and Finder's Warrants similar to the registration rights granted with respect to shares of Common Stock issuable upon exercise of the Warrants. The Consultant's Warrants will be in substantially similar form to the Warrants and will contain equivalent anti-dilution provisions. If the IPO is terminated, the Warrants will be issued on a pre-reverse split basis (a 1 for 8.79 reverse split is contemplated, in which case Mr. Sedaghat would be issued 175,800 Warrants at an exercise price of $.7679 per share). Counsel for the Company will prepare a Consulting Agreement and a Consultant's Warrant Agreement for review and execution promptly after the execution of this letter by the parties, but no later than 7 days after the date hereof.

4. In connection with the consulting arrangements outlined in paragraph 2 above, several of the founders of the Company -- Messrs. Jim Stigler, Tom Stigler, Ken Mendoza and Roger Berman (collectively the "Founders") -- will jointly and severally guarantee the Company's obligations for up to $25,000, provided that any payments by the Founders will not be due and payable until January 1, 1999. In connection therewith, each of the Founders has simultaneously herewith executed and delivered a Guaranty Agreement to Mr. Sedaghat.

5. Each of the Lenders hereby waives any default under the Notes and agrees to extend the Maturity Date thereunder to December 31, 1998, subject to satisfaction by the Company of the following covenants:

     (A) The Company will prepare and file with the Securities and Exchange Commission ("SEC") a registration statement on Form SB-2 or other appropriate form (the "Registration Statement") on or prior to October 23, 1998;

     (B) The Registration Statement will be declared effective by the SEC on or before December 31, 1998;

     (C) Neither the Company nor any of its subsidiaries will incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or entity, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries (except as set forth in subparagraph (E) below), guarantee any debt securities of another person or entity, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of any of the foregoing or make any loans, advances or capital contributions to, or investments in, any other person or entity; except the Company and its subsidiaries may incur and make payments on (i) trade payables and operating expenses incurred in the ordinary course of business consistent with past


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     practice, and (ii) indebtedness that is expressly junior and subordinated to the indebtedness represented by the Notes;

     (D) Neither the Company nor any of its subsidiaries will grant or permit to exist any liens or other encumbrances on any of its assets, other than (i) the existing first lien on its assets granted to certain secured lenders of the Company who loaned the aggregate principal amount of $1,750,000 to the Company between November 1997 and February 1998, and (ii) a lien to be granted to certain of the Unsecured Bridge Lenders who have declined to accept the Recapitalization Offer and who instead have accepted an offer of the Company (the "Alternate Offer") to allow them to retain their warrants and to continue as lenders to the Company with respect to those principal amounts of their loans that will not repaid at the IPO, provided that no more than $200,000 of such indebtedness is secured by any lien. To date, Unsecured Bridge Lenders holding only $187,500 have opted for the Alternate Offer, and true and correct copies of one term sheet reflecting the Alternate Offer is attached hereto as Exhibit B;

     (E) Neither the Company nor any of its subsidiaries will issue, deliver, sell, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities orany securities convertible into, or any rights, warrants or options to acquire, any such shares, interests, voting securities or convertible securities; except for (i) the Common Stock and warrants to be issued in the IPO (including underwriters compensation), (ii) Common Stock issued pursuant to the Recapitalization Letter, (iii) warrants to purchase no more than 250,000 shares of Common Stock (on a post-reverse split basis) at an exercise price not less than 130% of the per share price to the public in the IPO, issued in connection with an unsecured, subordinated bridge loan to be made to the Company in a principal amount not to exceed $500,000 on the initial filing of a registration statement by the Company, or on such other terms which are materially different than the above described terms as shall be reasonably acceptable to Mr. Sedaghat, (iv) options to purchase 46,666 shares of Common Stock to be granted to certain of the Company's employees concurrently with the consummation of the IPO with exercise prices no less than the per share price to the public in the IPO, and (v) sales of securities (including the debt and equity securities referenced in subparagraph (iii) above) to persons not affiliated with the Company at a price not less than the fair market value of such securities as determined in good faith by the Board of Directors of the Company, provided that in connection with such sale the Company shall offer to Mr. Sedaghat or his designees the right to purchase that number of the offered securities in order to allow Mr. Sedaghat to maintain his percentage ownership of the equity securities of the Company (determined exclusive of options previously granted to employees of the Company), on the same terms and conditions offered by the Company in connection with such sale of securities;

     (F) All of the documents to be executed and delivered by the Company shall be executed and delivered to Mr. Sedaghat within the time limits specified herein; and


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     (G) True and correct copies of the resolutions of the Board of Directors of the Company authorizing and approving the execution, delivery and performance of this agreement and the other agreements and documents referred to herein, shall be delivered (certified by the Company's secretary) to Mr. Sedaghat within 7 days of the date hereof.

The covenants set forth in paragraphs (C), (D) and (E) above shall terminate and be of no further force or effect upon the closing of the IPO, or ten (10) business days after the Company has notified Mr. Sedaghat of the abandonment or termination of the IPO, whichever is earlier. The Company will promptly notify Mr. Sedaghat if any of the foregoing covenants are breached. In any case, the loans represented by the Notes will become immediately due and payable upon any such breach whether or not notice has been given to Mr. Sedaghat.

6. Effective immediately, Mr. Sedaghat and the other Lenders have relinquished their Board Visitation Rights, as created by the Observer Letter, the Subscription Agreement or otherwise.

7. The reasonable fees and disbursements of Mr. Sedaghat's counsel in connection with the negotiation of this Agreement and related agreements and documents shall be paid by the Company.

8. Mr. Sedaghat and the other Lenders acknowledge receipt of the Recapitalization Letter, together with the attachments thereto. Mr. Sedaghat and each Lender also agree to return their original Notes and Warrant certificates (other than the certificates representing the Finders' Warrants and the Consultant's Warrants), or the Lost Note and/or Warrant Affidavit and Indemnity Agreement to Ehrenreich Eilenberg Krause & Zivian LLP to be held in escrow in accordance with the terms of the Recapitalization Letter.

     Each of the Lenders acknowledges that he or they have not relied upon any representations or warranties of the Company or the Founders as to the Company, its business, prospects or financial status, other than as provided herein (including without limitation the Exhibits attached hereto), in the "Digital LAVA, Inc. Company Summary" attached to the Recapitalization Letter, the pro forma capitalization table attached hereto as Exhibit C, or in the other materials included with the Recapitalization Letter. The parties acknowledge that the agreements provided herein contain the entire understanding and agreement of the parties hereto and supersede any and all prior negotiations, discussions, understandings and agreements among the parties.

     This Agreement shall be governed by, and shall be construed and interpreted in accordance with, the substantive laws of the State of California, and any disputes arising hereunder shall be tried in the courts of the State of California, which shall have exclusive jurisdiction thereunder.


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     The parties agree to execute and deliver such additional documents and perform such further acts as may be reasonably necessary or appropriate to effectuate the purposes of this Agreement.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original hereof and all of which, together, shall constitute one and the same instrument.



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     We appreciate your accommodations and thank you for your continued interest and support.

                                                       Very truly yours,

                                                       DIGITAL LAVA INC.


                                                       By: /s/ Danny Gampe
                                                           ---------------------
                                                           Authorized Officer

ACCEPTED AND AGREED TO:


/s/ Shahrokh Sedaghat
------------------------------------
Shahrokh "Shawn" Sedaghat


/s/ Shapour and Parvindokht Sedaghat
------------------------------------
Shapour and Parvindokht Sedaghat


/s/ Andreas Iseli
------------------------------------
Andreas Iseli